Exhibit 99.1
Aug. 3, 2017

Contact:
Media Relations
(206) 304-0008
newsroom@alaskaair.com

James Beer, EVP, CFO of McKesson Corporation, Joins Alaska Air Group Board of Directors

SEATTLE — Alaska Air Group, the parent company of Alaska Airlines, Virgin America and Horizon Air, announced the appointment of James Beer, executive vice president and chief financial officer of McKesson Corporation, to the company’s board of directors. Beer will join the compensation and leadership development and safety committees.

“We’re delighted to have a San Francisco-based business leader of James’ caliber join our board,” said Brad Tilden, chairman and chief executive officer of Alaska Air Group. “The experience James brings will be invaluable as we continue to expand our presence along the West Coast.”

Since 2013, Beer has led the financial functions for McKesson, a San Francisco-based health services and information technology company ranked fifth on the Fortune 500 list. He is also a member of the company’s executive committee.

"I'm thrilled to be joining a company that I've long admired and look forward to contributing to the company's future development and success,” said Beer.

Previously, Beer served as the executive vice president and chief financial officer of Symantec Corp., where he managed the organization’s worldwide finance organization responsible for financial planning and analysis, treasury, corporate development, accounting, tax, purchasing and investor relations.

Before Symantec, Beer was with American Airlines for 15 years. He first joined the airline in 1991 as a financial analyst and later became chief financial officer at AMR Corp. and its American Airlines subsidiary, where he played a variety of management roles in finance and operations, including leading the airline's European and Asia Pacific businesses.
Beer is currently a member of the Federal Reserve Bank of San Francisco's Economic Advisory Council.

He holds a bachelor of science degree in aeronautical engineering from Imperial College London and a master’s degree in business administration from Harvard Business School. Beer resides in San Francisco.

Alaska Air Group directors serve one-year terms and the company’s bylaws require annual elections of all board members.

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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